EXHIBIT 2
                               LTM HOLDINGS, INC.
                          711 Fifth Avenue, 11th Floor
                               New York, NY 10022




                                                              September 30, 1997




Charles Rosner Bronfman Family Trust
c/o Claridge Inc.
1170 Peel Street, 8th Floor
Montreal, Quebec H3B 4P2
Attention:  Robert Rabinovitch



Dear Mr. Rabinovitch:

     Reference is made hereby to that certain Master Agreement dated as of the date hereof (the "Master Agreement") by and among LTM Holdings, Inc. ("LTM"), Cineplex Odeon Corporation ("Cineplex Odeon") and Sony Pictures Entertainment Inc. ("SPE") pursuant to which LTM and Cineplex Odeon have agreed to engage in a business combination (the "Transactions"). You (the "Trust") are a major shareholder of Cineplex Odeon, holding beneficially 35,918,429 Cineplex Odeon Common Shares, with sole power to direct the voting and disposition thereof. You understand and agree that your agreements in this letter (the "Letter Agreement") are additional inducements to SPE's and LTM's agreements to consummate the Transactions and to enter into the related governance provisions for the combined enterprise. (Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Master Agreement.)

     1. The Trust shall vote all of its Cineplex Odeon capital stock and shall take all other necessary or desirable actions within its control (including, without limitation, attending all meetings in person or by proxy for purposes of obtaining a quorum, executing all written consents in lieu of meetings and voting to remove members of the Cineplex Odeon Board of Directors, as applicable) to approve the Documents and the Transactions and shall vote against any transaction that could reasonably be expected to interfere with or adversely affect the Transactions. The Trust hereby irrevocably appoints LTM, its officers, agents and nominees, with full power of substitution, as proxy for the Trust to act and vote the Trust's shares of Cineplex Odeon capital stock for and in the name, place and stead of the Trust at any annual, special or other meeting of the shareholders of Cineplex Odeon and at any adjournment thereof or pursuant to any consent in lieu of a meeting, or otherwise, (i) in favor of the Transactions and any transactions appropriate to implement the Transactions,
(ii) against (A) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Cineplex Odeon under the Master Agreement and (B) any action or agreement that would impede, interfere with or attempt to discourage the Transactions, including, but not limited to, any extraordinary corporate transaction (other than the Transactions) that would conflict with or result in a breach of any of the representations and warranties or covenants of Cineplex Odeon under the Documents to which it is a party, such as:

     (1) a merger, consolidation, business combination, reorganization, recapitalization or liquidation involving Cineplex Odeon or any of its Significant Subsidiaries,

     (2) a sale or transfer of a material amount of assets of Cineplex Odeon or any of its Significant Subsidiaries,

     (3) any material change in the present capitalization or dividend policy of Cineplex Odeon, or

     (4) any other material change in Cineplex Odeon's corporate structure or business;


                              Page 13 of 19 Pages
unless in any such case such transaction is permitted by Article V of the Master Agreement. LTM may exercise the irrevocable proxy granted to it hereunder at any time the Trust fails to comply with any provision of this paragraph. The proxies and powers granted by the Trust pursuant to this paragraph are coupled with an interest and are given to secure its performance under the Documents. Such proxies and powers, to the extent permitted by law, shall survive any of the bankruptcy, insolvency, dissolution or liquidation of the Trust and will be effective until this Letter Agreement is terminated in accordance with its terms.

     2. The Trust agrees that, during the term of this Letter Agreement, it shall not, except pursuant to the Plan of Arrangement, sell, offer to sell, solicit an offer to buy, contract to sell, grant an option to purchase or otherwise transfer or dispose of any shares of Cineplex Odeon capital stock held beneficially by it, other than to Permitted Transferees (as such term if defined in the Stockholders Agreement) of the Claridge Group.

     3. The Trust shall use its best efforts to file as soon as practicable any required notifications under the HSR Act in connection with the Transactions, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and/or the DIR for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state Attorney General or other governmental authority in connection with antitrust or competition matters.

     4. The Trust shall use its reasonable best efforts, prior to the effective date of the Form S-4 and mailing of the Proxy Statement, to identify in writing to LTM, SPE, Universal and Cineplex Odeon the person who will serve as the Claridge Director (as defined in the Stockholders Agreement) upon election thereof effective as of the Closing pursuant to the Stockholders Agreement and in cooperation with Universal and SPE designate persons to serve as Independent Directors (as defined in the Stockholders Agreement) effective as of the Closing as provided in the Stockholders Agreement.

     5. The Trust hereby acknowledges that the provisions of Letter Agreement are an integral part of the Transactions and that without them, LTM and SPE would not enter into the Master Agreement or any of the other Documents.

     6. The Trust represents and warrants to LTM and SPE as of the date hereof and as of the Closing Date as follows:

     (a) (i) the Trust is a trust duly created, validly existing and in good standing, under the laws of the province of Quebec, (ii) the Trust has all requisite power and authority to own, operate and lease its properties and carry on its business as now conducted, and (iii) the Trust is not, nor are any of its Subsidiaries, in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which any of them, or any of their respective properties or assets, are subject that would prevent the Trust from performing its obligations under the Documents to which it is a party;

     (b) (i) the Trust has the requisite power and authority to execute and deliver the Documents to which it is a party and all agreements and documents contemplated thereby, and the consummation by it of the transactions contemplated thereby has been duly authorized by the trustees of the Trust, and
(ii) the Documents to which the Trust is a party constitute, and all agreements and documents contemplated thereby to which the Trust is a party (when executed and delivered for value received) will constitute, the valid and legally binding obligations of the Trust, enforceable against the Trust in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity;

     (c) neither the execution and delivery by the Trust of the Documents to which it is a party nor the consummation by it of the transactions contemplated thereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Trust's deed of donation; (ii) violate or conflict with any agreement to which the Trust is a party or by which it is bound, except to the extent any of the effects described in this clause (ii) would not (x) impair the ability of the Trust to perform its obligations under this Agreement in any material respect or (y) delay in any material respect or prevent the consummation of the Transactions; or (iii) other than the Regulatory Filings required of the Trust, require any material consent, approval or authorization of, or declaration, filing or registration with, any Canadian governmental or regulatory authority, the failure to obtain or make that would have a Material Adverse Effect on the Trust;



                              Page 14 of 19 Pages

     (d) (i) the Trust has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of LTM or Cineplex Odeon to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and (ii) the Trust is not aware of any claim against Cineplex Odeon for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to the Master Agreement or any other Document or the consummation of the Transactions except that the Special Committee has retained Morgan Stanley as its financial advisor; and

     (e) the Trust holds beneficially 35,918,429 Cineplex Odeon Common Shares, with sole power to direct the voting and disposition thereof, free and clear of any Encumbrances or other restrictions on transfer except those imposed under securities laws of general application.

     7. (a) This Letter Agreement may be terminated at any time before the Closing Date:

          (i) by mutual written consent of the Trust and LTM; or

          (ii) by either the Trust or LTM if the Closing shall not have occurred on or before June 30, 1998 (the "Termination Date"); provided, however, that the right to terminate this Letter Agreement under this Section 7(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Letter Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; provided, however, further, that if on the Termination Date the conditions to the Closing set forth in Section 7. 1(b), 7 .1(d), 7.1(f) or 7.1(j) of the Master Agreement shall not have been fulfilled, but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be extended to December 31, 1998. The parties agree that any amendment of this Letter Agreement to extend the Termination Date beyond June 30, 1998 shall be made without any amendment to or renegotiation of any other material provisions of this Letter Agreement;

          (iii) by either the Trust or LTM, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Universal Subscription Agreement or the Master Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; and

          (iv) by the Trust, if Cineplex Odeon shall have breached or violated its obligations under the Three Party Agreement; provided that such breach shall not have been induced by the Trust.

     (b) In addition to and without limiting the foregoing, this Letter Agreement shall automatically terminate upon termination of the Master Agreement in accordance with the provisions of Article VIII thereof

     (c) In the event of termination of this Letter Agreement, the obligations of LTM and the Trust shall terminate and neither of them shall have any further liability to the other, except that nothing in this Section 7(c) shall prejudice the ability of the non-breaching party from seeking damages from the other for the willful breach of a covenant or agreement contained herein.

     8. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to this Letter Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Letter Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any


                              Page 15 of 19 Pages

Litigation arising out of this Letter Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Letter Agreement or the transactions contemplated hereby.

     9. Subject to the consummation of the Transactions, and excluding obligations and liabilities included in clauses (ii)(x) and (y) of the definition of Net Working Capital and Debt reflected in each case in Cineplex Odeon's Closing Statement or arising under the Documents, the Trust, on behalf of itself and its Affiliates, hereby acknowledges, releases and discharges, and indemnities and saves harmless, Cineplex Odeon and the Cineplex Odeon Subsidiaries and their successors and assigns from all actions, causes of action, suits, debts, dues, sums of money, accounts, claims and demands owed by Cineplex Odeon and the Cineplex Odeon Subsidiaries to the Trust and its Affiliates by reason of any matter, cause, contract (whether written or oral), course of dealing or thing whatsoever arising during, or in respect of, the period on or before the Closing Date. Each of LTM and the Trust hereby acknowledges and agrees that the release, discharge and indemnification set forth in this Paragraph 9 excludes any obligations or liabilities of Cineplex Odeon and/or its Subsidiaries arising or relating to events occurring subsequent to the Closing Date pursuant to the provisions of the agreements listed on Schedule A hereto.

     10. Whether or not the Transactions are consummated, all costs and expenses incurred in connection with the Documents and the Transactions shall be paid by the party incurring such expenses, except as expressly provided herein. If the Transactions are consummated, LTM shall reimburse the Trust for all reasonable out-of-pocket expenses and fees paid or payable by or on behalf of Trust or any of its Affiliates, whether incurred prior to, on or after the date of this Letter Agreement, in connection with the Transactions; provided that such amount, together with the amount payable to Universal under Section 7.3 of the Universal Subscription Agreement, shall not exceed US$1,000,000. Such reimbursement shall be made on the Closing Date in immediately available funds to a bank account that the Trust shall designate in writing to LTM no less than three business days prior to the Closing Date.

     Please indicate your agreement and assent to the foregoing by executing this Letter Agreement where indicated below.

                                  Very truly yours,

                                  LTM HOLDINGS, JNC.



                                  /s/
                                  ------------------------------
                                  Name:
                                  Its:



Accepted and agreed:

CHARLES ROSNER BRONFMAN
FAMILY TRUST



/s/                                Date:  September 30, 1997
-----------------------------
Name:
Its:



/s/                                Date:
-----------------------------
Name:
Its:



                              Page 16 of 19 Pages
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                                   SCHEDULE A



1. Indemnification agreements to be entered into between Cineplex Odeon and its current directors;

2. Series of agreements between Cineplex Odeon and the CRB Foundation relating to the screening of the heritage Minutes including, without limitation, the agreements dated May 14, 1992, December 23, 1994, July 18, 1997, August 14, 1997 and September 25, 1997;

3. The Yonge-Eglinton Cinema limited partnership agreement dated July 31, 1985 and all amendments and ancillary agreements thereto (the "Limited Partnership Agreement"). For greater certainty, the release set forth in the Letter Agreement does not include any year end adjustments relating to the level of Annual Gross Box Office Receipts (as such term is defined in the Limited Partnership Agreement), attributable in part to the period prior to the Closing Date; and

4. The Sublease Agreement dated June 1985 between Cineplex Odeon, as Sublessor, and the Yonge-Eglinton limited partnership, as Sublessee, as amended through the date hereof, together with year end adjustments.


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